                                                                    Exhibit 4.31



                     [Translated from the Chinese original]

              STOCKSTAR INFORMATION TECHNOLOGY (SHANGHAI) CO., LTD.
                            SHARE TRANSFER AGREEMENT








                              [STOCKSTAR.COM INC.]



                                       AND




                         CHINA FINANCE ONLINE CO., LTD.






                                 AUGUST 15, 2006

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                                TABLE OF CONTENTS

1.       DEFINITION AND INTERPRETATION                                      1

2.       SHARE TRANSFER                                                     2

3.       PURCHASE PRICE AND EARNEST MONEY                                   3

4.       DUE DILIGENCE                                                      3

5.       PREREQUISITES TO COMPLETION                                        4

6.       COMPLETION                                                         5

7.       REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS                       6

8.       FAILURE OF COMPLETION                                              7

9.       EFFECTIVENESS                                                      8

10.      BREACH OF THIS SHARE TRANSFER AGREEMENT                            8

11.      CONFIDENTIALITY                                                    9

12.      DISPUTE RESOLUTION                                                10

13.      NOTICE AND SERVICE                                                10

14.      MISCELLANEOUS PROVISIONS                                          11

APPENDIX 1:  REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR              12

(SIGNATURE PAGE)                                                           19

The following Parties voluntarily enter into this share transfer agreement as the date of August 15, 2006 (the "Share Transfer Agreement"):

[Stockstar.com Inc.] is a legal person duly organized and validly existing under the laws of Cayman Islands, with main office at: 4th Floor, Itarbour Centre, Box 613, Grand Cayman, Cayman Islands, British West Indies (hereinafter referred to as the "Transferor");

and

China Finance Online Co., Ltd. is a legal person duly organized and validly existing under the laws of Hong Kong, with a legal address at: Room C, Floor 8, East Wing, Sincere Insurance Building, 4-6 Hennessy Road, Hong Kong. (hereinafter referred to as the "Transferee");

Either Party of the Transferor and the Transferee is referred to hereunder as the "Party", or collectively referred to as the "Parties."

WHEREAS

     A. Stockstar Information Technology (Shanghai) Co., Ltd. (hereinafter referred to as the "Company") is a wholly foreign-owned enterprise duly organized and validly existing under the laws of People's Republic of China, with legal address at: [NO.79, Building B, Pudong Software Park, No.498, Guoshoujing Road, Zhangjiang, Shanghai, China]. The Registered Capital of the Company is USD 4 million.

     B. The Transferor is the shareholder of 100% shares of the Company, and has contributed due investments in full.

     C. The Transferor intends to transfer and the Transferee intends to receive 100% of the shares of the Company.

     D. Therefore, the Parties hereby agree to transfer the shares to the Transferee in accordance with the terms and conditions specified in this Share Transfer Agreement.

1.   DEFINITION AND INTERPRETATION

1.1  Definition

     The following terms shall have the meanings set forth below:

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     "ARTICLES OF ASSOCIATION" means the revised articles of association of the
     Company. The Articles of Association reflect the provisions of this Share Transfer Agreement which the Transferor and the Transferee will enter into.

     "COMPANY" means Stockstar Information Technology (Shanghai) Co., Ltd.

     "COMPLETION DAY" means the completion day specified in Article 6.1 hereof.

     "COMPLETION TERM" means the completion term specified in Article 6.1 hereof.

     "EARNEST MONEY FOR PURCHASE" means the earnest money for purchase, equivalent to USD 650,000, paid by the Transferee to the Transferor in accordance with Article 3.2.

     "EFFECTIVE DATE" means the date at which this Share Transfer Agreement becomes effective in accordance with Article 9.1 hereof.

     "ESCROW AGENT" means the escrow agent for the partial Purchase Price, appointed by the Transferor and the Transferee jointly in accordance with
     Article 3.3 herein.

     "EXAMINATION AND APPROVAL AUTHORITY" means [Commercial Authority of Shanghai], which is the examination and approval authority of this Share Transfer Agreement.

     "PURCHASE PRICE" means the purchase price paid by the Transferee to the Transferor in accordance with Article 3.1 hereof.

     "REGISTERED CAPITAL" means the registered capital of the Company, equivalent to USD 4 million.

1.2  Interpretation

     The headings are for the purpose of convenience and reference only, and shall not affect the interpretation and understanding of this Share Transfer Agreement.

2.   SHARE TRANSFER

2.1 The Transferor hereby sells and transfers to the Transferee and the Transferee hereby purchases and accepts from the Transferor 100% of the shares of the Company.

2.2 Upon the Completion Date when the shares are transferred, the Transferee shall become the sole shareholder of the Company, with all the rights and obligations of a shareholder in accordance with the Articles of Association.

3.   PURCHASE PRICE AND EARNEST MONEY

3.1  The Parties agree the Purchase Price is USD 6.50 million.

3.2 The Transferee shall pay the Earnest Money For Purchase of USD 650,000 to the Transferor within three days after the execution of this Share Transfer Agreement.

3.3 The Transferee shall pay a total amount of USD 5.85 million to the escrow account agreed by the Parties jointly within 15 days after the execution of this Share Transfer Agreement (but the Transferee bears no liability for overdue payment if the escrow account fails to open for the reasons of the Transferor). The Escrow Agent will be recommended by the Transferee, and formally appointed upon the written approval of the Transferor. The Transferor and the Transferee will enter into an escrow agreement with the Escrow Agent concerning the escrow of the fund hereunder, and shall ensure the Escrow Agent manages and releases the escrow fund in the escrow account in accordance with this Share Transfer Agreement and the escrow agreement.

3.4 Unless the Completion of this Share Transfer Agreement fails, the Purchase Price shall be paid by the Transferee to the bank account designated by the Transferor in writing at the Completion Day, among which USD 650,000 may be set off by the Earnest Money for Purchase specified in Article 3.2. The remaining amount will be paid directly from the escrow account under
     Article 3.3 to the Transferor by the Escrow Agent upon receiving the written release Notice issued by the Transferor and the Transferee jointly or by the Transferor or the Transferee respectively. Upon the aforesaid, payment is released to the Transferor by the Escrow Agent in accordance with this Article, and the Transferee's payment obligation under Article
     3.1 herein will be deemed to have been carried out. The Transferor shall issue an official receipt of such payment to the Transferee.

3.5 The Transferor, Transferee and Company shall respectively pay for their taxes and expenses incurred from the transfer in accordance with laws and regulations.

4.   DUE DILIGENCE

4.1 For the purpose of ensuring the Transferee understands the Company's state of affairs for the purchase of shares, the Transferee is entitled to carry out due diligence on the Company upon the execution of this Share Transfer Agreement. The information required to be investigated and checked including but not limited to:

     (1) the Company's subject capacity, status of operation and registration at industrial and commerce authorities;
     (2)  the Company's status of assets;
     (3)  the Company's financial status;

     (4)  employees of the Company;
     (5)  the Company's labor and personnel system and management;
     (6)  the Company's taxation and law compliance;
     (7)  the effective contracts concluded by the Company and performance;
     (8) economic disputes, client disputes, litigation and arbitration of the Company;
     (9) securities or material obligations borne by the Company for the outside entities; and
     (10) other corporate information of the Company considered by the Transferee as necessary to know.

4.2 The Transferor will actively assist and cooperate with the Transferee to carry out the aforesaid due diligence, offer and disclose all detailed information to the Transferee, and allow a specially designated person (corporate key management staff whose title is higher than deputy general manager) to coordinate the investigation work, ensuring the Transferee may carry out the due diligence as soon as possible.

4.3 The fact that the Transferee is carrying out the due diligence in accordance with this Share Transfer Agreement shall not absolve the Transferor of all the obligations and liabilities under the representations and warranties made by the Transferor herein.

5.   PREREQUISITES TO COMPLETION

     Performance of the Completion obligation hereunder by the Transferee shall be subjected to the satisfaction of the following prerequisites prior to or on the Completion Day:

5.1 From the execution date of the Share Transfer Agreement to the relevant Completion Day, the representations, warranties and undertakings made by the transferor herein are true, adequate and accurate. The Transferor makes no misleading or false representations or facts herein. No risk exists that may cause the Transferee or the Company to be subject to legal proceedings or disputes due to the transfer hereunder, nor is there any material adverse effect on the Transferee or the company.

5.2 For the purpose of such shares transfer and change of shareholders of the Company, the Transferor shall, within [45] working days after the execution of this Share Transfer Agreement, provide all necessary support, execute all relevant legal documents, perform all necessary procedures, obtain all necessary approvals, and go through all necessary procedures, in accordance with relevant laws and Articles of Association, including but not limited to, preparing all documents possibly needed by the approval authorities, submitting such documents to approval authorities for examination and approval, and making registrations of such shares transfer at industrial and commerce administration authorities upon getting the approval from approval authorities, unless the failure to complete the registration of such transfer at industrial and commerce administration authorities within the aforesaid term is caused by reasons of the Transferee or other objective reasons of Parties other than the Transferor.

5.3 No event, circumstance, change or material adverse turn which has had or could reasonably be expected to have a material adverse change on the performance of this Share Transfer Agreement or the benefit of the Transferee, prior to the execution of this Share Transfer Agreement.

5.4 Material, information and obligations and liabilities borne by the Company in connection with the transfer hereunder have been disclosed adequately to the Transferee, and the disclosure is accurate, adequate and true.

5.5 From the execution of this Share Transfer Agreement to the Completion Day, the Transferor shall guarantee the normal operation of the Company in aspects of products and services, and team work, and shall provide to the Transferee the following documents (if applicable):

          (A) staff list of department managers and those with titles higher than department managers; and
          (B) labor contracts signed by department managers and those with titles higher than department managers.

5.6 The Transferor controlled companies have obtained written consent from the Transferee prior to taking the following actions:

          (A) Any fund transfer with aggregated amount exceeding RMB 50,000 with a Company or natural person and its affiliated Party;
          (B)  execution of any agreement;
          (C) appointment and disposal of department managers and those with titles higher than department managers;
          (D)  dividends distribution;
          (E)  change of employee reward (including bonus) plans;
          (F)  issues of operation cooperation; and
          (G)  development and launching plans of new products.

5.7 The Transferor and Shanghai Lianchuang Venture Capital Co., Ltd. shall issue irrevocable written statement of no any creditor's liability for the Company. ("Appendix 3(1-2)")

5.8 The Transferor has performed all other obligations in connection with the transfer specified herein at the date of Completion Day.

6.   COMPLETION

6.1  Completion

     "Completion" in this Share Transfer Agreement means the Parties complete the transfer hereunder in accordance with this Share Transfer Agreement. The Parties agree and affirm that the "Completion Day" is the day at which all registration procedures of the shares transfer hereunder are completed at the industrial and commerce administration authorities. "Completion" shall take place at the office of the Company or other places agreed by the Parties.

6.2  Obligations of the Transferor

     The Transferor shall deliver the following documents to the Transferee at the Completion:

     (1) Board resolution of the Transferor to authorize the Transferor to execute, deliver and perform this Share Transfer Agreement;

     (2) Approval documents for the shares transfer hereunder issued by the approval authorities and all originals of the renewed Approval Certificate of Foreign-Invested Enterprises; such approval documents and the renewed Approval Certificate of Foreign-Invested Enterprises shall indicate the Transferee is the sole shareholder of the Company;

     (3) All originals of Business License of Enterprise Legal Person renewed by industrial and commerce administration based on approval documents issued by the approval authorities;

     (4) All prerequisites to Completion specified in Article 5 herein required by the Transferee are satisfied by the Transferor.

     (5)  Official Seal, financial seal and all other seals of the Company.

6.3  Obligations of the Transferee

     The Transferee shall deliver the following documents to the Transferor at the Completion:

     (1) Board resolution of the Transferee to authorize the Transferee to execute, deliver and perform this Share Transfer Agreement; and

     (2)  the Purchase Price specified in Article 3.


7.   REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

7.1 The Transferor hereby makes irrevocable representations and warranties to the Transferee as specified in Appendix 1.

7.2 The representations made by the Transferor herein are true, accurate and adequate and contain no concealed or misleading content. Any debt, obligation or liability discovered after Completion, which failed to be disclosed to the Transferee by the Transferor, or failed to get approval from the Transferee, shall be borne by the Transferor;

7.3 If any of the representations or warranties of the article is not true , accurate or adequate, the Transferor shall bear compensation liability to the Transferee for any loss, damage, expense or adverse condition (which will not occur if the relevant representation or warranty is true or accurate) in any kind suffered by the Transferee.

7.4 The Transferee undertakes that it will make timely and full payment to the Transferor for the Purchase Price of the shares in accordance with payment schedule specified in this Share Transfer Agreement.

7.5 The Transferee undertakes the execution and performance of this Share Transfer Agreement make no violation of other contracts, agreement and legal documents to which the Transferee is a party.

7.6 The Transferee complies with the conditions stipulated by law to be transferred the subject of this Share Transfer Agreement prior to making registration of the share transfer at industry and commerce administration, and will not affect the normal legal procedures of the share transfer due to the restrictions of the Transferee itself.

7.7 The Transferee warrants that it will actively go through all the procedures necessary for the share transfer, and perform all required obligations as the Transferee of the shares.

8.   FAILURE OF COMPLETION

8.1 If the shares hereunder for any reason fail to complete the registration of transfer at industrial and commerce administration in accordance with the time specified in this Share Transfer Agreement, except as otherwise provided by the Parties, this Share Transfer Agreement will be cancelled accordingly.

8.2 If the shares hereunder fail to complete the transfer in accordance with this Share Transfer Agreement for none of the reasons of the Transferor and the Transferee (including but not limited to failure to get approval from government in accordance with relevant laws and regulations), the Transferor shall refund all the payment the Transferee made to the Transferor in accordance with this Share Transfer Agreement (including the Earnest Money for Purchase), to the Transferee within 7 days after the day of receiving the written Notice from the Transferee. The Transferee shall return all the documents provided by the Transferor to the Transferee in accordance with this Share Transfer Agreement, to the Transferor within 7 days after receiving the written Notice from the Transferor. The Parties bear no liabilities for breach of this Share Transfer Agreement.

8.3 If the failure to complete the share transfer in accordance with this Share Transfer Agreement is due to the Transferor's reason, the Transferor shall refund in double the earnest money to the Transferee in accordance with this Share Transfer Agreement.

8.4 If the aforesaid failure of Completion is due to the Transferee's reason, the Transferor is entitled to forfeit the earnest money paid by the Transferee in accordance with this Share Transfer Agreement, except as otherwise provided herein.

8.5 If the Completion is failed after the registration of the transfer at industrial and commerce administration, both Parties are obliged to return the shares hereunder to the former holding status before the execution of this Share Transfer Agreement.

9.   EFFECTIVENESS

9.1 The Share Transfer Agreement shall be effective from the date of getting written approval from the Examination and Approval Authority ("Effective Date"):

9.2 The Transferor and the Transferee shall make the best efforts to timely obtain all essential approvals which will make this Share Transfer Agreement effective and enforceable.

9.3 Prior to obtaining the approval from the examination and approval authorities, the Parties hereby agree and affirm Article 10, Article 3.2 Earnest Money, Article 3.3 Escrow of Fund, Article 4 Due Diligence, Article 8 Failure of Completion, Article 11 Confidentiality and Article 12 Dispute Resolution binding the Parties.

10.  BREACH OF THIS SHARE TRANSFER AGREEMENT

10.1 Failure of performance or partial or delayed performance of any obligations borne by any Party hereof shall constitute a breach of this Share Transfer Agreement, and such Party shall bear the liability for breach of this Share Transfer Agreement, and is liable for compensating all economic losses suffered by other Parties from such breach. Unless otherwise provided in this Share Transfer Agreement, if any Party breaches this Share Transfer Agreement or the representations, undertakings or warranties made hereunder by any Party are false, and such Party fails to make effective remedies within ten (10) days (or longer time as approved by the non-breaching Party in writing) after receiving the written Notice from the non-breaching Party, the non-breaching Party is entitled to terminate this Share Transfer Agreement immediately

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

     and unilaterally, and the breaching Party shall compensate all losses suffered by the non-breaching Party from such breach.

10.2 If the Transferee fails to pay the earnest money to the Transferor in accordance with Article 3 herein, fails to deposit money to the escrow account according to this Share Transfer Agreement, or fails to pay for the Purchase Price to the Transferor in accordance with this Share Transfer Agreement, the Transferee shall pay to the Transferor a fine amounting to 0.1% of the overdue amount per day from the tenth day of such breach. If such breach exceeds [20] days, the Transferor has the right to terminate this Share Transfer Agreement, in addition the Transferee shall pay to the Transferor a fine amounting to 5% of the total price of this Share Transfer Agreement.

11.  CONFIDENTIALITY

11.1 Whether or not this Share Transfer Agreement is terminated, the Parties hereof shall make strict confidentiality of the trade secret and proprietary information of the other Party (hereinafter collectively referred to as "Confidential Information") received during the performance of this Share Transfer Agreement. Except those having to be disclosed to a third Party upon prior written consent from the other Party or in accordance with relevant laws and regulations, the Party receiving the Confidential Information shall not disclose to any other third Party the Confidential Information or any part of it; except for the purpose of the performance of this Share Transfer Agreement, the receiving Party shall not use or indirectly use the Confidential Information or any part of it.

11.2 The following information is not regarded as Confidential Information: (a) any information which the receiving Party has written evidence to prove it has obtained such information prior to receiving it in connection with this Share Transfer Agreement; (b) any information which has been publicized not resulted from faults of the receiving Party, or information which are known to the public for other reasons; or (c) information the receiving Party legally obtained from other channels thereafter.

11.3 The information receiving Party may disclose the Confidential Information to its relevant employees, agencies, or professionals invited, but such Party shall ensure the aforesaid persons are also bound by this Share Transfer Agreement, and keep the Confidential Information as confidential, and use the Confidential Information for the sole purpose of the performance of this Share Transfer Agreement.

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

12.  DISPUTE RESOLUTION

12.1 Any dispute arising from the interpretation or exercise of this Share Transfer Agreement, shall be settled though friendly consultation by the Parties first.

12.2 If a dispute is not settled by the aforesaid way within sixty (60) days after the beginning of consultation, either Party may submit the dispute to China International Economic and Trade Arbitration Committee in Beijing for final arbitration in accordance with the arbitration procedures and rules currently in force.

12.3 The arbitration shall be made by three (3) arbitrators. The Transferor and the Transferee shall each appoint one (1) arbitrator. The third arbitrator shall be designated by the arbitration committee, and serve as chairman of the arbitration court.

12.4 The arbitration award shall be final and binding the Parties. The liability for the payment of arbitration fee shall be judged by the arbitration court.

13.  NOTICE AND SERVICE

Any notices or other correspondences between the Parties in connection with this Share Transfer Agreement (hereinafter referred to as "Notice") shall be in written form (including delivered by hand, by post, by fax or by telegraph), and delivered to the addressee at the following addresses or numbers, and the names of the following contact persons shall be noted. Only all the aforesaid conditions are satisfied, a Notice shall be deemed as an effective Notice.

THE TRANSFEREE: China Financial Online Co., Ltd.
Contact: Zhao Zhiwei
Address: Floor 9, Tower C, Corporate Square, No. 35 Financial Street, Xicheng District, Beijing
Postal code: 100032
Tel: 010-58325388
Fax: 010-58325300
EMAIL: zwzhao@jrj.com

THE TRANSFEROR: Stockstar.com Inc
Contract: Xu Hanjiang
Address:  Building 15, No.288, Anfu Road, Shanghai
Postal code: 200031
Tel: 021-54038686
Fax: 021-54049870
EMAIL: hyz@uni.com.cn

The Notices hereunder shall be deemed to have been effectively given upon the following: (1) any Notices delivered by hand shall be deemed to have been effectively served on the date of the confirmation of the addressee. Notices without confirmation of the addressee shall not be

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
deemed as effectively served; (2) any Notices delivered by post shall use registered express or courier service, and shall be deemed to have been effectively served to the addressee on the 48 hours after they were sent out (deferred accordingly if there are public holidays); (3) Notices delivered by fax shall be deemed to have been effectively given on the date of transmission and confirmation. However, if the Notice is sent on a public holiday, the Notice shall be deemed to have been effectively served on the first day after the ending of the public holiday; (4) any Notices sent though telegraph shall be deemed to have been effectively served 24 hours after they were sent out (deferred accordingly if there are pubic holidays).

If any changes are made as to the correspondence address, number or contact person by any Party, such Party shall notify other Parties within 7 days after the change; otherwise Notices addressed to the former correspondence address shall be deemed as effective Notice.

14.  MISCELLANEOUS PROVISIONS

14.1 This Share Transfer Agreement and rights of the Parties hereunder shall be interpreted and defined in accordance with China laws. If no such relevant China laws exist, the international commercial convention shall be applicable.

14.2 Failure to exercise, partial exercise or delayed exercise of any rights hereunder by any Party shall not be construed as a waiver of such rights or any other rights hereunder by such Party, except those expressly stated in this Share Transfer Agreement or waived in written form.

14.3 This Share Transfer Agreement and its appendices constitute the entire Share Transfer Agreement among the Parties, and shall supersede all previous correspondence, statements, agreements or any other documents executed by the Parties prior to this Share Transfer Agreement.

14.4 If any provisions herein become invalid as contradicted to the laws and regulations applicable, such provisions shall be cancelled from this Share Transfer Agreement. However, the invalidity of such provisions shall not affect the validity of remaining provisions and entire validity of this Share Transfer Agreement. The parities shall make consultations to set up new provisions or deal with the consequences resulted from the invalidity of such provisions.

14.5 The Share Transfer Agreement is executed in [eight] copies. Each Party shall hold one copy. Others shall be used for the relevant examination, approval and registration procedures. Each copy is equally authentic.

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
APPENDIX 1: REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR

     Except for those expressly disclosed in the disclosure sheet attached as Appendix 2, the Transferor warrants and represents to the Transferee (and the Transferor acknowledges the Transferee completes the transfer hereunder based on such representations and warranties):

(a)  Company

          The Company is incorporated, organized and validly existing under the laws of People's Republic of China, has a well-placed position and all necessary corporate power and capacity to own its property and assets and carry out its current business. The Company has completed all registrations and records procedures, obtained the qualification to carry out business in the form of Company in each jurisdiction and has a well-placed position, which is essential to the characters of business or the property the Company owns or leases within the jurisdiction.

     (b)  Subsidiary

          The Company does not possess, directly or indirectly, and has given no consent to purchase (i) any outstanding shares or securities which can be converted to shares of any other companies, or (ii) any shares participated in dividends in any partnership enterprise, joint venture enterprise or other commercial enterprise.

     (c)  Binding Agreement and Effectiveness of Transfer

          The Transferor has provided legal documents to certify the legal shareholder of Shanghai Meining Computer Software Co., Ltd is Beijing Fuhua Innovation Technology Development Co., Ltd., and the Transferee is confirmed of this after checking.

          The Share Transfer Agreement constitutes legal, effective and binding obligations of the Transferor. By executing and delivering this Share Transfer Agreement, completing the transfer stated hereunder, and performing the provisions, conditions, and stipulations herein, the Transferor will not:

          (i) contradict, violate or attempt to violate any obligation of the Transferor, the Company or any subsidiary, or accelerate the performance of such obligation stipulated or agreed in the following:

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

               A. Any laws applicable to the Transferor, the Company or any subsidiary;

               B. Any judgment, order, writ, injunction or award currently applicable to the Transferor, the Company or any subsidiary, issued by court or government officials, administrations or departments;

               C. Articles of association or any resolution of the Transferor, the Company and any subsidiary, and the revisions or reiteration of such articles of association or resolution; or

               D. Provisions in any agreements, arrangements, or understandings to which the Transferor, the Company or any subsidiary is one Party, or binding the Transferor, the Company or any subsidiary.

     (d)  License, Approval and Authorization

          The Company carries out its business in accordance with all applicable statutes, laws, order, rules and regulations stipulated by any and all authorities who have jurisdiction over any part of the Company's business, and possesses all license, approval and authorization essential to the legal operation of its business. Such license, approval and authorization are continual and effective and will be effective, well-placed and under no violations until the Completion Day of this Share Transfer Agreement.

     (e)  Capital

          The Company is a legal person established in accordance with China laws, with limited liability, and the Registered Capital is USD 4 million.

     (f)  Shares Purchased and Ownership of Shares of Subsidiaries

          The Transferor is the sole owner of all shares of the Company. The shares of the Company are free and clear of any liens, pledge, encumbrance, or encumbrance of other Parties (except for the rights of the Transferee hereunder). Except for those stipulated herein, there are no agreements, options or rights of others, which are binding or will bind in any time the Transferor or the Company's actions of sale, transfer, distribution, securing, pledge, charge of the purchased shares or in any other ways to dispose or place such purchased shares.

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

     (g)  Financial Statement

          The annual financial statements of the Company provided by the
          Transferor:

          (i) have been prepared based on acknowledged accounting principles and in correspondence with the last accounting period;

          (ii) have been prepared according to financial records, and no adjusting entries, and are adequate and accurate in all material aspects; and

          (iii) have fairly reflected the assets, debts (whether are accrued, absolute, contingent or others), financial status or operational outcome.

     (h)  No Undisclosed Debt

          Except for those disclosed in the balance sheet and disclosure sheet attached in Appendix 2, to the knowledge of the Transferor, the Company has no unpaid debt, liability or obligation (whether accrued, absolute, contingent or others), and no unperformed undertaking or obligation of any kind (whether such undertaking or obligation is deemed at present as debt of the Company or any subsidiary, in accordance with the acknowledged accounting principles), except for those payable accounts in the normal business operation.

     (i)  Taxation

          (i) The Company has included an adequate amount of money in the audited balance sheet to account for any due and unpaid taxes at the date of the balance sheet, or any due tax installment repayment of the Company at current taxation year. Except for those reflected in or prepared for the audited balance sheet, the Company has no liability for any taxation. To the knowledge of the Transferor upon proper investigation, the Company has no pending or possible action, lawsuit, auditing, investigation, claim, or other proceedings in connection with taxation, and to the knowledge of the Transferor, there are no facts or circumstances, actions, negligence, events, transactions ,or series of transactions (including execution and/or Completion of this Share Transfer Agreement) which will or may possibly result in an action, lawsuit, audit, investigation, claim, or other proceedings; nor any agreement, waiver, or other arrangement that will lead to the delay of submitting the tax returns or paying for any taxes by the Company.

          (ii) The Company and the subsidiaries have timely submitted all tax returns, financial statements and other documents required by any taxation laws. Such documents submitted contain no material false representations, nor any omissions of representations of material facts which shall be included. The Company has not submitted nor is it required to submit any tax returns, financial statements or any other documents in any jurisdiction outside People's Republic of China;

          (iii) The Company has timely withheld and remitted to the relevant authorities (or has provided guarantees as regulated by the relevant laws) the taxes in full which are required to be withheld and remitted in the form required by applicable taxation laws (including any retirement pension plan contribution and social insurance (including but not limited to medical insurance, unemployment insurance, on-job injury insurance) and any other deductions);

          (iv) Except for the unpaid debt or liabilities disclosed in the financial statements of the Company, the Company has no unpaid loans or liabilities owing to the Company's directors, former directors, management staff, shareholders, or employees, or to individuals or companies that have no fair transactions with the aforesaid individuals (except for the normal travel expenses borrowed in advance according to procedures of the Company);

          (v) The Company has not transferred property to any other person or purchased property from any other person, directly or indirectly through unfair transactions failed to be based on the fair value of the property at sale or purchase.

     (j)  No Alteration (Prior to the Execution of this Share Transfer
          Agreement)

          (i) There is no material adverse alteration as to any assets, business, financial status, operational outcome or prospects of the Company.

          (ii) There is no destruction or loss damage, labour-management dispute in any kind, or any event, development or condition of any kind which may produce a material adverse effect (whether or not an insurance guarantee has been obtained).

     (k)  Ownership of the Property

          The Company owns full and merchantable property and interests in its property, personal property and real property, including the property disclosed in the audited balance sheet or purchased after the date of the audited balance sheet (except the property transferred, sold or disposed of in any way during general and normal business operations after such date), and such property is free and clear of any kinds of mortgages, pledge, security interests, liens or agreement on ownership reservation.

     (l)  Lease of Personal Property

          Except those listed in Appendix 2, the Company has no leased or borrowed equipment, other personal property or fixtures.

     (m)  Lease of Real Property

          (i) Except the Lease and Sublease Agreement stated in Appendix 2 hereto, the Company is not a Party to any lease, sublease, license or other legal documents in connection with the real property, and is not bound by such legal documents, and the Company has not executed any other legal documents in connection with the real property. Any rights and interests of the Company under the Lease and Sublease Agreement are free and clear of any kinds of liens, pledge and encumbrances.

          (ii) All the leases and subleases executed by the Company (listed in Appendix 2) are in normal operation and fully effective. Except otherwise specified in Appendix 2, no amendments have been made to such leases and subleases. The Company has the right to benefit from all leases and subleases to which the Company is one Party.

          (iii) Except otherwise specified in Appendix 2, all rents and other current owed expenses have been paid in accordance with all lease or sublease agreements to which the Company is a Party.

          (iv) The Company has carried out all obligations under all lease or sublease agreements to which the Company is a Party; the Company has not breached the obligations under any lease or sublease agreement, and has not received notice of any breach under any lease or sublease agreement.

     (n)  Real Property

          Except as specified in Appendix 2, the Company does not own real property or rights and interests of real property. The Company has full and merchantable ownership of the permanent property rights towards all real property, and such real property is free and clear of any mortgage, pledge or encumbrances.

     (o)  Asset Status

          All material tangible assets or any portion thereof used in the operation or in connection with the operation of the Company and its subsidiaries, is in good condition; the maintenance is normal (if applicable), except for reasonable loss.

     (p)  Lawsuit

          Except as disclosed in Appendix 2, there is no existence of any pending lawsuit, action, dispute, civil or criminal lawsuit, claim, arbitration, or legal, administrative or other proceedings, or governmental investigation, including appeal and application filed for the purpose of review (referred to collectively herein as "claims"); and to the knowledge of the Transferor, there is no existence of the aforesaid claims threatened the Company or affected any of its asset, property, or operation. To the knowledge of the Transferor, there are no facts or circumstances that may give rise to such claims. Except as disclosed in Appendix 2, there is no pending judgment, writ of execution, writ, injunction, rules and orders against the Company issued by any court, authorities, administrations or arbitration authority.

     (q)  Intellectual Property

          Appendix 2 lists all inventions, patents, brands, brands intended to use, trade names, copyright, industrial designs, Company names, logos, appearance, corporate style and other Intellectual Property (whether registered or not), domestically or in foreign countries, of which the Company has the ownership or license right, and all relevant applications (referred to herein collectively as "Intellectual Property"), including any detailed material in connection with registration, any detailed registration material, and the earliest used time of any unregistered Intellectual Property. The Company owns all of its Intellectual Property. The Intellectual Property is free of any claims or encumbrances. The use and execution (or failure of use and execution) of the Intellectual Property by the Company in any way does not restrict its effectiveness or validity. Except as disclosed in Appendix 2, the Company has not made any infringement or violation on any Intellectual Property of any person.

     (r)  Laws Compliance

          The Company has obtained all necessary licenses, permits, certificates, authorizations or approvals which entitle the Company to use the Company name and to engage and carry out its operation and management though the assets and property owned, leased, operated and used by the Company.

     (s)  Agreement on Operation Restriction

          The Company is not a Party to any agreement or arrangement which restricts the Company from conducting certain business.

     (t)  No Security

          Except those specified herein or in any appendix hereto, the Company has not provided or agreed to provide any securities to any debts, compensation, bonds, warranty liability, or any other liabilities, nor is the Company a Party to such security or bound by such security.

     (u)  Record of the Company

          The Company shall provide without reservation the accurate and complete record of meetings and resolutions convened by its directors or shareholders since the establishment of the Company.

     (v)  Approval

          Except that the shares transfer of the Company has to be approved by the examination and approval authorities, as the Company is a foreign invested enterprise in China, prior to the Completion of the transfer hereunder, there is no necessity for the Company or the Transferor to make to any authorities or obtain from such authorities, any approval, consent, authorization, or statement, record (except the administrative records made at taxation authority, Company registration, or other administrations of same kind) or registration, or make the obtaining of the aforesaid as a condition to complete the transfer hereunder.

     (w)  Full Disclosure

          The above acknowledgement and facts representations contain no false representation of any material facts, and no omission of any material facts. There is no existence of any fact of the Transferor failed to be disclosed to the Transferee, which is foreseeable by the Transferor to make material adverse effect on the capacity of the Transferor to perform the obligations hereunder.


(SIGNATURE PAGE)


Therefore, the Parties hereby sign this Share Transfer Agreement at the date first above written:

THE TRANSFEREE:

/S/COMPANY SEAL
/S/ZHIWEI ZHAO



THE TRANSFEROR:


/S/COMPANY SEAL
/S/HANJIANG XU

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